Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 22, 2008 on the financial statements of the JIC Institutional Fund I, JIC Institutional Fund II, JIC Institutional Fund III, and the Johnson Enhanced Return Fund, as of December 31, 2007 and for the period indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the above mentioned Johnson Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 30, 2008